As filed with the Securities and Exchange Commission on March 12, 2008
Registration No. 333-124942

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

INDIA GLOBALIZATION CAPITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-2760393
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ram Mukunda
Chief Executive Officer and President
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814
(301) 983-0998

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Michael E. Blount, Esq. Stanley S. Jutkowitz, Esq. Seyfarth Shaw LLP 131 S. Dearborn Street, Suite 2400 Chicago, Illinois 60603-5803 Telephone: (312) 460-5000 Facsimile: (312) 460-7000	Arthur S. Marcus, Esq. Peter J. Gennuso, Esq. Kristin J. Angelino, Esq. Gersten Savage LLP 600 Lexington Avenue New York, New York 10022 Telephone: (212) 752-9700 Facsimile: (212) 980-5192

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer                                          ☐                                Accelerated filer                                                       ☐

Non-accelerated filer                                            ☐                                Smaller reporting company                                    ☒
(Do not check if a smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 relates solely to (i) the shares of common stock issuable upon exercise of warrants that were previously issued to public investors (ii) 500,000 units issuable to the underwriter from public offering pursuant to the purchase option that was previously granted to the underwriter, (iii) the warrants issuable pursuant to the purchase option that was previously issued to the underwriter and (iv) the shares of common stock issuable upon exercise of the warrants listed in subsection (iii), all in connection with the registrant’s initial public offering that were (together with certain other securities of the registrant) initially registered by the registrant on the Registration Statement on Form S-1 (File No. 333-124942) declared effective by the Securities and Exchange Commission on or about March 2, 2006. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement for the initial public offering.

PROSPECTUS

India Globalization Capital, Inc.

24,109,000 Shares of Common Stock

500,000 Units

1,000,000 Warrants

This prospectus relates to:

▪
22,609,000 shares of our common stock, par value $0.0001 per share, that are issuable upon the exercise of warrants originally issued in our initial public offering pursuant to a prospectus dated March 3, 2006;

▪	500,000 Units, each consisting of one share of common stock and two warrants to purchase one share of common stock, issuable under the option granted to the underwriter in our public offering;

▪	500,000 shares of common stock included as part of the units issuable under the option granted to the underwriter in our public offering;

▪
1,000,000 warrants, each of which entitles the holder to purchase one share of our common stock, included as part of the units issuable under the option granted to the underwriter in our initial public offering; and

▪	1,000,000 shares of common stock that are issuable upon the exercise of warrants included as part of the units issuable under the option to the underwriter of our public offering.

In order to obtain the shares of common stock, Units and warrants:

▪	the holders of the warrants issued in our initial public offering must pay an exercise price of $5.00 per share for the shares underlying these warrants; and

▪
the holder of the option must pay $7.50 for each Unit, which consists of one share of common stock and two warrants, each to purchase one share of common stock,  and an exercise price of $6.25 per share for the shares underlying the warrants underlying the Units.

The warrants expire on March 3, 2011 at 5:00 p.m., Washington, D.C. time. We may call the warrants for redemption:

▪	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

Our units, shares of common stock and warrants are currently traded on the American Stock Exchange under the symbols “IGC-U,” “IGC” and “IGC-WS,” respectively. As of March 10, 2008, the closing sale price of our units was $4.50, the closing sale price of our common stock was $3.70 and the closing sale price of our warrants was $0.44.

IGC is a Maryland corporation formed on April 29, 2005. Our offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814. Our telephone number is (301) 983-0998.

Investing in our securities involves a high degree of risk. See Item 3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges for a discussion of information that should be considered before buying shares of our common stock and warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and other information incorporated by reference from our other filings with the Securities and Exchange Commission (“SEC”). Unless otherwise stated in this prospectus, references to “registrant,” “we,” “us” or “our company” refer to India Globalization Capital, Inc. An investment in our shares of common stock involves risks. Therefore, carefully consider the information provided under Item 3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

Our Company

We were formed as a blank check company named India Globalization Capital, Inc.  We were formed to serve as a vehicle for the acquisition of an operating business in an unspecified industry located in India through a merger, capital stock exchange, asset acquisition or other similar business combination.  On March 7, 2008, we completed a business acquisition, discussed below.  Prior to the acquisition, we had neither engaged in any operations nor generated significant revenue to date.  A registration statement for our initial public offering was declared effective on March 2, 2006.  On March 8, 2006, we consummated an initial public offering of 11,304,500 units at a price of $6 per unit.  In addition, management of IGC bought 170,000 additional units in a private placement, just prior to the IPO, for the same price as that offered to the public.  Each unit consists of one share of common stock and two warrants.  Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00.  Each warrant is currently exercisable because we completed a business combination on March 7, 2008.

Acquisitions

On March 7, 2008, we completed the following transactions.

Sricon

We acquired an aggregate 63% equity interest in Sricon Infrastructure Private Limited (“Sricon”) on a fully diluted basis for a total price of approximately $29 million.  This transaction was completed by our purchase of an approximate 5% equity interest from the promoters of Sricon for about $3 million and the remaining 58% equity interest directly from Sricon for around $26 million, through the issuance of new Sricon shares.

TBL

We acquired an approximately 77% equity interest in Techni Bharathi Limited (“TBL”) for a total price of around $12 million. We purchased an approximately 38.7% equity interest directly from TBL for around $6.9 million, purchased directly from TBL a new convertible debenture that may be converted to approximately 11.3% equity interest in TBL for about $3.13 million, and purchased a convertible preferred debenture from Odeon Limited that may be converted to an approximately 27% equity interest in TBL for $2 million. The preceding percentages are calculated on a fully-diluted basis after giving effect to the acquisition of the 77% equity position.

Business of Acquired Entities

Sricon Infrastructure Private Limited

Sricon was incorporated as a private limited company on March 3, 1997 in Nagpur, India. Its registered office is at Pragati Layout, Rajeev Nagar, Nagpur 440025. Sricon is an engineering and construction company that is engaged in the execution of civil construction and structural engineering projects, inter alia, in the design building and maintenance of roads, highways, toll booths, over passes, as well as industrial infrastructure development such as power plants, water supply systems and mining. Sricon is accredited with ISO 9001:2000 certification and its present and past clients include various Indian government organizations that are responsible for the construction and maintenance of the network of Indian roads. For more on Sricon please see “The Acquisition Proposal – Industry Background: Infrastructure - Sricon Infrastructure Private Limited (Sricon)” in our Proxy Statement.

Techni Bharathi Limited

TBL was incorporated as a public (but not listed on the stock market) limited company on June 19, 1982 in Cochin, India. Its registered office is at 34/136A Edappally Bypass Road, Cochin, 682024, Kerala, India. TBL is an engineering and construction company that is engaged in the execution of civil construction and structural engineering projects, such as in the design and building of roads, highways, bridges, tunnels, airport runways, rail roads and dams. TBL has a regional focus in the states of Andhra Pradesh, Karnataka and Tamil Nadu. Its present and past clients include various Indian government organizations that are responsible for the construction and maintenance of the network of Indian roads. For more on TBL please see “The Acquisition Proposal – Industry Background: Infrastructure - Techni Bharathi Limited (TBL)” in our Proxy Statement.

Additional Investment Activity

Wind FarmPurchase Agreement

On April 29, 2007, we entered into a Contract Agreement with Chiranjjeevi Wind Energy Limited,  Arul Mariamman Textiles Limited, and Marudhavel Industries Limited (collectively, “CWEL”). Pursuant to the agreement, we will acquire 100% of a 24-mega watt wind energy farm, consisting of 96 250-kilowatt wind turbines, located in Karnataka, India to be manufactured by CWEL.  CWEL is a manufacturer and supplier of wind operated electricity generators, towers and turnkey implementers of wind energy farms.  On May 22, 2007, we made a down payment of approximately $250,000 to CWEL. We expect to complete this acquisition in the near future.   For more information with respect to the potential CWEL transaction please see “Additional Investment Activity – Wind Farm Purchase Agreement” in our Proxy Statement.

The February 2008 Proxy Statement

On February 8, 2008, we filed a definitive proxy statement, which was supplemented and revised by a subsequent filing on  March 4, 2008, requesting stockholder approval of the acquisition of the interests in Sricon and TBL described above (the “February 2008 Proxy Statement”).  The February 2008 Proxy Statement :

•	discusses the proposed acquisition of Sricon and TBL;

•	provides relevant historical financial information for each of us and the companies to be acquired and pro forma financial information for the combined companies; and

•	provides a detailed description of the businesses, operations and financial results of each of the companies to be acquired.

The February 2008 Proxy Statement and all exhibits thereto are incorporated herein by reference and we urge any potential investor in our securities to read it.

THE OFFERING

Securities Offered:	22,609,000 shares of common stock underlying warrants with an exercise price of $5.00 per share. The warrants expire on March 3, 2011.
500,000 Units underlying the unit purchase option.
500,000 shares of common stock included as part of the units underlying the unit purchase option.
1,000,000 warrants included as part of the units underlying the unit purchase option warrants with an exercise price of $6.25 per share.
1,000,000 shares of common stock underlying the unit purchase option warrants.
Number of shares of common stock outstanding before this offering:	13,974,500 shares[1]

Number of shares of common stock to be outstanding after this offering:	38,083,500 shares, assuming exercise of the unit purchase option and all of the warrants.[1]

AMEX symbol for our units:	IGC-U

AMEX symbol for our common stock:	IGC

AMEX symbol for our warrants:	IGC-WS

Offering proceeds:
Assuming the exercise of the unit purchase option and all the warrants, we would receive gross proceeds of $123,045,000.  We intend to use the proceeds for working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised we have incurred indebtedness, we may also use the proceeds to repay indebtedness.

[1]
These figures do not include 300,000 shares of our common stock that will be available under the 2008 Omnibus Incentive Plan approved by our stockholders at the special meeting of stockholders on March 7, 2008, the 425,000 shares of our common stock issuable upon the exercise of warrants we issued to Oliveira Capital, LLC in February 2007, which warrants are currently exercisable at an exercise price of $5.00 per share and which expire 5 years from the date of issuance or the 754,953 shares of common stock issuable within 10 days of the business acquisition to holders of certain notes that we issued to fund a prior payment for the acquisition of the Sricon shares.

These figures reflect the number included in the actual number of shares outstanding as of December 31, 2007 and assumes that no shares of our currently outstanding common stock were converted into cash in connection with the vote of our stockholders at the special meeting called to consider and vote upon the acquisition, as described in the February 2008 Proxy Statement.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contains forward-looking statements, including, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under our “Plan of Operation” and matters described in this report generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may or may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this report identifies important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

We hereby incorporate the information set forth in the following sections of the February 2008 Proxy Statement, as revised and supplemented by the March 4, 2008 proxy statement materials:

•	Summary Term Sheet beginning on page 2;

•	Questions and Answers beginning on page 19;

•	Selected Summary Historical Financial Information of IGC on page 76;

•	Selected Historical Financial Information of Sricon on page 82;

•	Selected Historical Financial Information of TBL on page 93; and

•	Unaudited Pro Forma Condensed Financial Statement beginning on page 100.

We also hereby incorporate the information set forth in the section entitled “Risk Factors” of the February 2008 Proxy Statement beginning on page 23, as supplemented and revised. An investment in our common stock and warrants involves a high degree of risk. You should carefully consider all of the material risks described therein before making a decision to invest in our securities.

USE OF PROCEEDS

Assuming the exercise of all the warrants for cash, we will receive gross proceeds of $123,045,000.  We intend to use the proceeds for working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised we have incurred indebtedness, we may also use the proceeds to repay indebtedness. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the IPO warrants covering 22,609,000 shares of common stock is $5.00 per share. The offering price of the units underlying the purchase option is determined based on the offering price in the IPO. The offering price of the 1,000,000 warrants underlying the unit purchase option units is determined by reference to the exercise price of the unit purchase option.  The exercise price of the warrants underlying the unit purchase option covering 1,000,000 shares of common stock is $6.25 per share.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company. Pursuant to the terms of the unit purchase option, the units will be distributed to the option holder delivering a duly executed and completed exercise form to us together with payment for the exercise price.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal Matters

The validity of the securities offered in this prospectus is being passed upon for us by Seyfarth Shaw LLP, Chicago, Illinois.

Experts

The consolidated financial statements of Sricon at March 31, 2007 and 2006 and for each of the three years in the period ended March 31, 2007, incorporated by reference to the February 2008 Proxy Statement, have been audited by Yoganandh & Ram, an independent registered public accounting firm, as set forth in their report appearing elsewhere therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TBL at March 31, 2007 and 2006 and for each of the three years in the period ended March 31, 2007, incorporated by reference to the February 2008 Proxy Statement, have been audited by Yoganandh & Ram, an independent registered public accounting firm, as set forth in their report appearing elsewhere therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our financial statements at March 31, 2007 and 2006 and for the year ended March 31, 2007, the period from April 29, 2005 (inception) through March 31, 2006 and the cumulative period from April 29, 2005 (inception) to March 31, 2007, incorporated by reference from our Form 10-KSB for the year ended March 31, 2007, filed on July 16, 2007 have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, as set forth in their reports (which report on the financial statements includes an explanatory paragraph as to our ability to continue as a going concern), appearing elsewhere therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

▪ our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007;

• our Quarterly Reports on Form 10-QSB for the quarterly periods ended June 30, 2007, September 30, 2007 and December 31, 2007;

▪                 our Current Reports on Form 8-K filed on May 2, 2007, August 23, 2007, September 7, 2007, September 27, 2007, December 27, 2007, January 7, 2008, January 16, 2008, January 29, 2008, January 30, 2008,  February 7, 2008, February 19, 2008, February 26, 2008, March 4, 2008, March 6, 2008 and March 10, 2008;

▪                 the description of our common stock contained in our Registration Statement on Form S-1 (Registration No. 333-124942), including any amendment or report filed for the purpose of updating the description of our common stock;

▪ our February 2008 Proxy Statement filed on February 8, 2008;

▪ our Supplement to Proxy Statement for Special Meeting of Stockholders filed on March 4, 2008; and

▪                 all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, Maryland 20814 or (301) 983-0998.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

INDIA GLOBALIZATION CAPITAL, INC.
24,109,000 Shares of Common Stock
500,000 Units
1,000,000 Warrants

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following  table sets forth various  expenses which are estimated to be incurred  in  connection  with the  offer  and sale  from  time to time of up to 22,609,000 shares of our common stock issuable upon the exercise of warrants sold in our initial public offering and 1,000,000 shares underlying the warrants issuable under the option granted to our underwriter in our initial public offering, 500,000 units issuable under such option, 500,000 shares of common stock included in the units issuable under such option and 1,000,000 warrants included in the units issuable under such option.  For information concerning the various expenses incurred in connection with the initial public offering, see Item 13 of Part II of Amendment No. 7 to this Registration Statement.

Legal Fees and Expenses(1)	3,500
Accounting Fees and Expenses(1)	5,000
Printing and Engraving Expenses(1)	10,000
Miscellaneous(1)	1,500

T Total	$20,000

(1)	Estimated.

Item 15.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Section 2-418 of the Maryland General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 2-418. Indemnification of directors, officers, employees and agents.

(a) Definitions. — In this section the following words have the meanings indicated.

(1)
“Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2)
“Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3)	”Expenses” includes attorney’s fees.
(4)	“Official capacity” means the following:
(i)	When used with respect to a director, the office of director in the corporation; and
(ii)
When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii)	“Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.
(5)	“Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
(6)	“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b) Permitted indemnification of director. —

(1)	A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:
(i)	The act or omission of the director was material to the matter giving rise to the proceeding; and
1.	Was committed in bad faith; or
2.	Was the result of active and deliberate dishonesty; or
(ii)	The director actually received an improper personal benefit in money, property, or services; or
(iii)	In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.
(2)	(i)	Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.
(ii)
However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)	(i)	The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.
(ii)
The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4)	A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:
(i)	For a proceeding brought to enforce indemnification under this section; or
(ii)
If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit. — A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense — Unless limited by the charter:

(1)
A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2)	A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:
(i)
If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii)
If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3)	A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) Determination that indemnification is proper. —
(1)	Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.
(2)	Such determination shall be made:
(i)
By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii)
By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii)	By the stockholders.
(3)
Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4)	Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) Payment of expenses in advance of final disposition of action. —

(1)	Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:
(i)	A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and
(ii)	A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
(2)
The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3)	Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision. — The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness. — This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i)  Director’s service to employee benefit plan. — For purposes of this section:

(1)
The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

(2)	Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and
(3)
Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

                (j)  Officer, employee or agent. — Unless limited by the charter:

(1)
An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2)	A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and
(3)
A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

(k) Insurance or similar protection. — (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2)	A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.
(3)	The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders. — Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B. of Article Tenth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article XI of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 2-418 of the Maryland General Corporation Law.

Item 16.	Exhibits.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

2.1	Share Subscription Cum Purchase Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein.*
2.2	Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on December 19, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein*
2.3	Second Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on January 14, 2008 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein.*
2.4	Shareholders Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein*
2.5	Share Subscription Cum Purchase Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein*
2.6	Amendment to the Share Subscription Agreement Dated September 16, 2007, entered into on December 21, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein*
2.7	Shareholders Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Barathi Limited and the persons named as Promoters therein*
2.8	Share Purchase Agreement dated September 21, 2007 by and between India Globalization Capital, Inc. and Odeon Limited*
2.9	Letter Agreement dated January 8, 2008 by and among India Globalization Capital, Inc., Odeon Limited, and Techni Bharathi Limited amending the Share Purchase Agreement dated September 21, 2007 by and among India Globalization Capital, Inc. and Odeon Limited*
3.1	Amended and Restated Articles of Incorporation**
3.2	By-laws**
4.1	Specimen Unit Certificate**
4.2	Specimen Common Stock Certificate**
4.3	Specimen Warrant Certificate**
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant**
4.5	Form of Purchase Option to be granted to the Representative**
5.1	Opinion of Seyfarth Shaw LLP**
23.1	Consent of Goldstein Golub Kessler LLP
23.2	Consent of Seyfarth Shaw LLP (incorporated by reference from Exhibit 5.1)
23.3	Consent of Mega Ace Consultancy**
24	Power of Attorney**
99.1	Code of Ethics**

*	Filed as an exhibit to the Registrant’s definitive proxy statement relating to its 2008 Special Meeting of Stockholders filed with the SEC on February 8, 2008 and incorporated herein by reference.
**	Previously filed as an exhibit to this Registration Statement.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on March 12, 2008.

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Name:	Ram Mukunda
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 12, 2008. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

/s/ Ram Mukunda	President and Chief Executive Officer	March 12, 2008
Ram Mukunda	(Principal Executive Officer)

/s/ *	Chairman	March 12, 2008
Ranga Krishna

/s/ John Selveraj	Treasurer	March 12, 2008
John Selveraj	(Principal Financial and Accounting Officer)

/s/ *	Director	March 12, 2008
Suhail Nathani

/s/ *	Director	March 12, 2008
Sudhakar Shenoy

/s/ Richard Prins	Director	March 12, 2008
Richard Prins

*By:	/s/ Ram Mukunda
Ram Mukunda
Power of Attorney

EXHIBIT INDEX

Exhibit No.	Description

	2.1	Share Subscription Cum Purchase Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein.*
	2.2	Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on December 19, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein*
	2.3	Second Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on January 14, 2008 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein.*
	2.4	Shareholders Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein*
	2.5	Share Subscription Cum Purchase Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein*
	2.6	Amendment to the Share Subscription Agreement Dated September 16, 2007, entered into on December 21, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein*
	2.7	Shareholders Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Barathi Limited and the persons named as Promoters therein*
	2.8	Share Purchase Agreement dated September 21, 2007 by and between India Globalization Capital, Inc. and Odeon Limited*
	2.9	Letter Agreement dated January 8, 2008 by and among India Globalization Capital, Inc., Odeon Limited, and Techni Bharathi Limited amending the Share Purchase Agreement dated September 21, 2007 by and among India Globalization Capital, Inc. and Odeon Limited*
	3.1	Amended and Restated Articles of Incorporation**
	3.2	By-laws**
	4.1	Specimen Unit Certificate**
	4.2	Specimen Common Stock Certificate**
	4.3	Specimen Warrant Certificate**
	4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant**
	4.5	Form of Purchase Option to be granted to the Representative**
	5.1	Opinion of Seyfarth Shaw LLP**
	23.1	Consent of Goldstein Golub Kessler LLP
	23.2	Consent of Seyfarth Shaw LLP (incorporated by reference from Exhibit 5.1)
	23.3	Consent of Mega Ace Consultancy**
	24	Power of Attorney**
	99.1	Code of Ethics**

*	*	Filed as an exhibit to the Registrant’s definitive proxy statement relating to its 2008 Special Meeting of Stockholders filed with the SEC on February 8, 2008 and incorporated herein by reference.
	**	Previously filed as an exhibit to this Registration Statement.